Exhibit 4

Eco Building  Products, Inc.

2012 Employee and Consultant Stock Plan

1.   Purpose . The purpose of this Plan  is to provide compensation in the form of common stock (“Common Stock”) of Eco Building Products, Inc.(“Corporation” or "Company") to employees and “eligible consultants” (as defined in Section 3 hereof) who render services to the Corporation or who will render services to the Corporation  by way of option, grant or other arrangement to be reached by the Corporation with each such recipient as confirmed in writing from time to time.

2.   Administration . (a) This Plan shall be administered by the Board of Directors of the Corporation who may from time to time (i) issue orders or adopt resolutions not inconsistent with the provisions of this Plan and (ii) interpret the provisions and supervise the administration of the Plan. The President of the Corporation shall make initial determinations as to which employees and “eligible consultants” (including professionals and advisors) will be considered to receive shares of Common Stock under the Plan and on what terms and conditions. The President of the Corporation will provide a list of such individuals to the Board of Directors or designated committee or Director/s designated by the Board for such purpose. All final determinations under the Plan shall be made by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board of Directors or by approval of a committee or Director/s designated by the Board for such purpose. Subject to the Corporation’s Bylaws, all decisions by the Board of Directors in selecting employees and “eligible consultants,” establishing the number of shares and construing the provisions of this Plan shall be final, conclusive and binding on all persons, including the Corporation, shareholders, employees and “eligible consultants.” The Corporation, in the interest of expediency, shall be permitted to undertake the matters of issuance, confirmation and permit the execution of grants and activities as deemed best from time to time even if informal relative to the foregoing provided the records of the Corporation and for accounting purposes documentation is preserved.

3.   Eligible Consultants . The Corporation may engage “advisors” and/or “consultants,” who  may participate in this Plan , as long as such “advisors” and/or “consultants” fit the definition of “employee” included the General Instructions to Securities and Exchange Commission (“SEC”) Form S-8, which define the term “employee” to include any employee, director, general partner, officer, consultant or advisor. Such General Instructions impose three essential limitations on “consultants” and “advisors” eligible for participation in a plan covered by SEC Form S-8. Therefore, in order for a “consultant” or “advisor” to the Corporation to be an “eligible consultant” under this Plan and to be eligible to receive shares of Common Stock under this Plan and pursuant to a Form S-8 filed by the Corporation with the SEC, such “consultant” and/or “advisor” (i) must be a natural person; (ii) must provide bona fide services to the Corporation; and (iii) the services rendered by such “consultant” or “advisor” may not be in connection with the offer or sale of securities in a capital raising transaction and may not directly or indirectly promote or maintain a market for the Corporation’s securities.

4.   Shares Subject to the Plan. The total number of shares of Common Stock subject to this Plan is 10,000,000.

5.   Investment Intent . Unless and until the sale and issuance of Common Stock subject to the Plan are registered under the Securities Act of 1933, as amended (“Securities Act”). or shall be exempt from registration pursuant to the rules promulgated thereunder, each grant of Common Stock under the Plan shall provide that the acquisitions of Common Stock hereunder shall be for investment purposes and not with a view to, or for resale in connection with, any distribution thereof. Further, unless the issuance and sale of the Common Stock has been registered under the Securities Act, each grant of Common Stock shall provide that no shares shall be sold unless and until (i) all then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Corporation and its counsel; and (ii) if requested to do so by the Corporation, the person who is to receive a grant of Common Stock pursuant to the Plan shall have executed and delivered to the Corporation a letter of investment intent and/or such other form related to applicable exemptions from registration, all in such form and substance as the Corporation may require. Registration shall be deemed satisfied upon the intended filing of a Form S-8 Registration Statement by the Company.

6.   Stock Splits, Stock Dividends, Combinations or Reclassifications . In the event of any change in the outstanding stock of the Corporation by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event (“Adjusting Event”), the Board of Directors may adjust proportionally (a) the number of shares of Common Stock reserved under the Plan, which have not been granted as of the effective date of such Adjusting Event.

7.   Governing Law. The Plan and all determinations made and action taken pursuant hereto, to the extent not otherwise governed by the securities laws of the United States, shall be governed by the law of the State of Colorado and construed accordingly.

8.   Termination of the Plan . This Plan shall terminate upon the issuance of all shares available under the Plan or when it is otherwise terminated by the Board of Directors.

9.   Effective Date of the Plan . This Plan shall become effective upon its adoption by the Board of Directors.

CERTIFICATION OF ADOPTION

(By the Board of Directors)

The undersigned, being the members of the Board of Directors  hereby certify that the foregoing Plan was adopted by majority vote of the Board of Directors on February 1, 2012.

/s/ Steve Conboy

Steve Conboy, Director